AMENDMENT NO. 2
TO
INVESTMENT ADVISORY AGREEMENT
BETWEEN
SSGA FUNDS MANAGEMENT, INC.
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST

This Amendment No. 2 to the Investment Advisory Agreement is dated as of May 26, 2010, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the Investment Company), and
SSgA Funds Management, Inc., a Massachusetts corporation (the Adviser).

WHEREAS, the Investment Company and the Adviser have entered into an Investment Advisory Agreement dated as of May 1, 2001, as amended (the Agreement); and

WHEREAS, the Investment Company and the Adviser now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Adviser hereby agree to amend the Agreement as follows:

1. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.
2. All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST


By:  /s/ Nancy L. Conlin
Name: Nancy L. Conlin
Title: Secretary

SSGA FUNDS MANAGEMENT, INC.


By:  /s/ James E. Ross
Name: 	James E. Ross
Title: 	President



EXHIBIT A



	As consideration for the Advisers services to the following Fund(s), the Adviser shall receive from the Fund(s) an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund's average daily net assets during the month:

Fund
Rate


State Street Navigator Government Portfolio
0.0175%
State
Street Navigator Prime Portfolio
0.0175%
State Street Navigator Short-Term
Bond Portfolio
0.05%